Exhibit 99.1

Contacts:

Ami Knoefler	Jean Suzuki
Corporate and Investor Relations	Product Communications
(510) 284-8851	(510) 574-1550
ami.knoefler@pdl.com	jean.suzuki@pdl.com

PDL BIOPHARMA ANNOUNCES ROCHE DISCONTINUATION OF CO-DEVELOPMENT OF DACLIZUMAB IN ASTHMA

— Companies to continue transplant maintenance program —

Fremont, Calif., August 30, 2006 – PDL BioPharma, Inc. (Nasdaq: PDLI) announced today that Roche has discontinued its involvement in the development of daclizumab in asthma, which both companies had been co-developing since 2004. The decision, following a portfolio review at Roche, has no effect on the companies’ ongoing collaboration to co-develop daclizumab in transplant maintenance, and the companies intend to proceed with planned Phase 2 studies for the transplant indication during 2007.

As a result, PDL now holds exclusive development and commercial rights to daclizumab in asthma, which has shown potential based on an earlier Phase 2 clinical trial. In a separate collaboration, Biogen Idec, Inc. and PDL are developing daclizumab in multiple sclerosis and indications other than transplant and respiratory diseases.

“We are evaluating opportunities to establish a new collaboration and would need to partner this program in order to further develop daclizumab in asthma,” said Mark McDade, Chief Executive Officer, PDL BioPharma. “In the meantime, we will redouble our efforts to focus daclizumab development in MS and chronic transplant.”

PDL plans to provide details regarding the impact of these changes, including the anticipated reduction in 2006 research and development expenses, during the company’s third quarter financial results conference call.

About PDL BioPharma

PDL BioPharma, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative therapies for severe or life-threatening illnesses. The company currently markets and sells a portfolio of leading products in the acute-care hospital setting in the United States and Canada and generates royalties through licensing agreements with top-tier biotechnology and pharmaceutical companies based on its pioneering antibody humanization technology. Currently, PDL’s diverse product pipeline includes investigational compounds in Phase 2 or Phase 3 clinical development for inflammation and autoimmune diseases, cardiovascular disorders and cancer. The company’s research platform is focused on the discovery and development of antibodies for the treatment of cancer and autoimmune diseases. For more information, please see PDL’s website at www.pdl.com.

Forward-looking Statements

The information in this press release should be considered accurate only as of the date of the release. PDL has no intention of updating and specifically disclaims any duty to update the information in this press release for any reason, except as required by law, even as new information becomes available or other events occur in the future. This press release may contain “forward-looking statements” that are based on current expectations and assumptions that are subject to risks and uncertainties. The actual results may differ materially from those in the forward-looking statements because of various factors, risks and uncertainties. In particular, results obtained in one phase of clinical studies may not be predictive of results to be obtained in the additional evaluations that would be necessary to demonstrate daclizumab to be safe and effective in the indications for which approval is sought, there can be no assurance that PDL will initiate subsequent clinical trials of daclizumab notwithstanding a current intent to do so in transplant maintenance and PDL may not successfully negotiate development and commercialization collaboration or alliance for daclizumab in asthma. For further information regarding factors, risks and uncertainties that may cause such differences, please refer to the filings PDL has made with the Securities and Exchange Commission, including the “Risk Factors” sections of PDL’s Quarterly and Annual Reports, copies of which may be obtained at the “Investors” section on PDL’s website at www.pdl.com. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

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